Exhibit 99.1

FOR IMMEDIATE RELEASE
July 27, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC. INCREASES ITS CASH DIVIDEND

PIKEVILLE, KENTUCKY:

Community Trust Bancorp, Inc., (NASDAQ-CTBI) increased its cash dividend to $0.305 per share, which will be paid on October 1, 2010, to shareholders of record on September 15, 2010.  This represents an increase of 1.67% in the quarterly cash dividend.

Community Trust Bancorp, Inc., with assets of $3.2 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.